WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




PERIOD                     YEAR
FISCAL YE                  DEC-31-96
PERIOD START               JAN-01-96
PERIOD END                 DEC-31-96
INV AT COST                2,752,023
INV AT VALUE               3,253,996
RECV                       0
ASSETS-OTHER               0
OTHER-ITEMS                0
TOTAL ASSETS               3,232,426
PAYABLE                    21,570
SR. LONG TERM              0
OTHER LIAB                 0
SR EQUITY                  0
PD IN CAPITAL              0
SHARES-STOCK               0
SHARES-PRIOR               0
ACCUM-CURRENT              0
OVERDISTB                  0
ACCUM-APPREC               0
NET ASSSETS                3,232,426
DIVIDEND-INC               438,309
INTEREST INC               0
OTHER INC                  0
EXPENSES-NET               36,475
NET INV INC                401,834
REALIZED GAINS             48,494
APPREC. INC                185,826
NET CHAGE                  636,154
EQUALIZATION               0
DISTRIB. INC               0
DISTRIB.GAINS              0
DISTRIB.OTHER              0
NUM SHARES SOLD            130
NUM SHARES REDEM           13,622
SHARES REINV               23,782
NET CHANGE                 379,439
ACCUM PRIOR                0
ACCUM GAINS                0
OVERDISTB                  0
OVERDIST NET               0
GROSS-ADV                  0
INT. EXPENSE               0
GROSS EXP                  36,475
AVG. NET                   3,042,707
PER SHARE NAV              0
PER SHARE                  0
PER SHARE GAIN             0
PER SHARE DIVD             0
PER SHARE DISTB            0
RETURNS CAP                0
PER SHARE NAV              0
EXPENSE RATIO              1.20
AVE DEBT O/S               0
AVG DEBT PER SHARE         0

